Exhibit 99.1

Contact:
Meredith Bandy	1.980.999.5168

Albemarle Reports Fourth Quarter and Full Year 2023 Results
Full-Year Net Sales Increase of 31%, Driven by 21% Volume Growth

CHARLOTTE, N.C. – Feb. 14, 2024 - Albemarle Corporation (NYSE: ALB), a global leader in providing essential elements for mobility, energy, connectivity and health, today announced its results for the fourth quarter and full year ended December 31, 2023.

Full Year 2023 Results
(Unless otherwise stated, all percentage changes represent year-over-year comparisons)
•Net sales of $9.6 billion, the highest in company history, up 31%, of which 21% was total volume growth; Energy Storage sales volumes were up 35%
•Net income of $1.6 billion, or $13.36 per diluted share, the second highest in company history, which included a lower of cost or net realizable value (LCM) pre-tax charge and a tax valuation allowance expense in China, both recorded in the fourth quarter
•Adjusted EBITDA of $2.8 billion, or $3.4 billion excluding the $604 million LCM charge, which is in-line with previous outlook as higher volumes offset lower pricing
•Adjusted diluted EPS of $15.22 per share, or $22.25 excluding the LCM charge and the $223 million tax valuation allowance expense, which is in-line with previous outlook

Fourth Quarter 2023 Results and Recent Highlights
•Net sales of $2.4 billion, primarily driven by 35% volume growth in Energy Storage
•Net loss of $618 million, or ($5.26) per diluted share, including the LCM charge and tax valuation allowance expense
•Adjusted EBITDA of ($315) million, or $289 million excluding the LCM charge
•Adjusted diluted EPS of ($5.19), or $1.85 excluding the LCM charge and tax valuation allowance expense
•Announced proactive measures expected to unlock >$750 million of cash flow including reduced capital expenditures, costs and working capital
•Meishan lithium conversion plant achieved mechanical completion in December 2023
•Recognized by Newsweek as one of America’s greatest workplaces for diversity and one of America’s most responsible companies; featured in JUST Capital’s 2024 JUST 100
•Completed amendment to the company’s credit agreement to ensure on-going financial flexibility; amendment utilizes an updated adjusted EBITDA definition that more accurately reflects the value of Albemarle’s strategic ownership in the Windfield (Talison) joint venture
•Introduced full-year 2024 outlook considerations, including Energy Storage ranges based on lithium market price scenarios and utilizing an updated adjusted EBITDA definition similar to that in the company’s amended credit agreement

“Albemarle’s full-year 2023 result marks the second highest earnings year in company history, made possible by the disciplined focus of our global teams,” said Albemarle CEO Kent Masters. “Looking ahead, we are taking actions to enhance our financial flexibility, while advancing near-term growth and preserving future opportunities to create value. As a global leader for the end-markets we serve, we remain confident about the projects in our portfolio and our ability to leverage our world-class resources and industry-leading technologies."

Fourth Quarter 2023 Results

In millions, except per share amounts	Q4 2023	Q4 2022	$ Change	% Change
Net sales	$2,356.2	$2,621.0	$(264.8)	(10.1)%
Net (loss) income attributable to Albemarle Corporation	$(617.7)	$1,132.4	$(1,750.1)	(154.5)%
Adjusted EBITDA(a)	$(315.0)	$1,243.8	$(1,558.8)	(125.3)%
Diluted (loss) earnings per share	$(5.26)	$9.60	$(14.86)	(154.8)%
Non-operating pension and OPEB items(a)	(0.07)	(0.26)
Non-recurring and other unusual items(a)	0.14	(0.72)
Adjusted diluted (loss) earnings per share(a)(b)	$(5.19)	$8.62	$(13.81)	(160.2)%

(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales for the fourth quarter of 2023 were $2.4 billion compared to $2.6 billion for the prior-year quarter. The 10% decrease was driven by lower lithium market pricing, partially offset by increased volumes in Energy Storage and higher volumes and pricing in Ketjen. Net loss attributable to Albemarle of $617.7 million decreased by $1.8 billion and Adjusted EBITDA of ($315.0) million decreased by $1.6 billion from the prior year quarter due to lower lithium market pricing and a $604 million lower of cost or net realizable value (LCM) pre-tax charge driven by lower lithium market pricing and higher spodumene values in cost of goods sold, partially offset by higher equity income due to inventory timing.

The effective income tax rate for the fourth quarter of 2023 was (12.9)%, compared to 2.8% in the same period in 2022. The rate in 2023 was impacted by the recording of an income tax expense of $223 million related to a valuation allowance in China, while 2022 was impacted by the release of a significant valuation allowance in Australia. On an adjusted basis, the effective income tax rates were (12.7)% and 14.0% for the fourth quarter of 2023 and 2022, respectively.

Energy Storage Results

In millions	Q4 2023	Q4 2022	$ Change	% Change
Net Sales	$1,675.1	$1,980.8	$(305.7)	(15.4)%
Adjusted EBITDA	$(338.3)	$1,178.9	$(1,517.1)	(128.7)%

Energy Storage net sales of $1.7 billion decreased $305.7 million (-15%) due to lower pricing net of foreign currency (-50%) related to lower lithium market pricing. Volume was higher (+35%) related primarily to the La Negra III/IV expansion in Chile and higher tolling volumes to meet growing customer demand. Adjusted EBITDA of ($338.3) million decreased by $1.5 billion as lower pricing and a $604 million LCM charge driven by lower lithium market pricing and higher spodumene values in cost of goods sold more than offset higher volumes.

Specialties Results

In millions	Q4 2023	Q4 2022	$ Change	% Change
Net Sales	$339.6	$404.6	$(65.0)	(16.1)%
Adjusted EBITDA	$29.8	$93.8	$(63.9)	(68.2)%

Specialties net sales of $339.6 million decreased $65.0 million (-16%) primarily due to decreased pricing net of foreign currency (-15%) and lower volumes (-2%). Adjusted EBITDA of $29.8 million decreased $63.9 million primarily due to lower net sales. Both volumes and prices were impacted by weaker demand, particularly for consumer electronics. Operations in the Middle East continued as normal, with some shipping delays and tighter availability of processing materials.

Ketjen Results

In millions	Q4 2023	Q4 2022	$ Change	% Change
Net Sales	$341.5	$235.5	$105.9	45.0%
Adjusted EBITDA	$31.3	$(2.6)	$33.9	*

*    Percentage change not meaningful.

Ketjen net sales of $341.5 million increased $105.9 million (+45%) compared to the previous year due to higher volumes (+37%) and higher pricing net of foreign currency (+7%). Adjusted EBITDA of $31.3 million increased $33.9 million as higher sales were partially offset by pressures from increasing raw materials costs.

Updated Adjusted EBITDA Definition

Beginning in 2024, the company will change its definition of adjusted EBITDA for financial accounting purposes. The updated definition includes Albemarle’s share of the pre-tax earnings of the Talison joint venture, whereas the prior definition included Albemarle’s share of Talison earnings net of tax. This presentation more closely represents the materiality and financial contribution of the strategic investment in Talison, smooths the impact of price variations and inventory timing, and more closely represents a measure of EBITDA. This calculation is consistent with the covenant definition in the February 2024 amendment to the credit agreement.

2024 Outlook Considerations

Energy Storage Market Price Scenarios
The table below reflects expected outcomes for Albemarle’s Energy Storage segment based on recently observed lithium market price scenarios. Ranges are based on a projected increase in Energy Storage volumes of 10% to 20% in 2024 compared to 2023. All three scenarios assume flat market pricing flowing through Energy Storage’s current contract book. Scenarios also assume spodumene pricing averages 10% of the lithium carbonate equivalent (LCE) price, while other costs are assumed to be constant.

Energy Storage FY 2024E
Observed market price case(a)	YE 2023	Q4 2023 average	H2 2023 average
Average lithium market price ($/kg LCE)(a)	~$15	~$20	~$25
Net sales	$3.2 - $3.4 billion	$3.8 - $4.1 billion	$4.5 - $4.9 billion
Adjusted EBITDA(b)	$0.7 - $0.8 billion	$1.3 - $1.5 billion	$2.0 - $2.3 billion
Equity in net income of unconsolidated investments (net of tax)(c)(d)	$0.8 - $0.9 billion	$0.9 - $1.0 billion	$1.0 - $1.2 billion

(a)    Price represents blend of relevant Asia and China market indices for the periods referenced.
(b)    Presented under updated adjusted EBITDA definition as of 2024. FY23 Energy Storage adjusted EBITDA under updated definition would be $3.2B.
(c)    Included in adjusted EBITDA on a pre-tax basis.
(d)    Assumes full Talison sales volumes for the second half of the calendar year.

Specialties and Ketjen Outlook Considerations
Specialties outlook reflects continued softness in consumer electronics and elastomers, partially offset by stronger demand in other end-markets, including oilfield services, agriculture, and pharmaceuticals. Demand visibility is expected to remain low in the first half of 2024. Specialties outlook assumes operations continue as normal in the Middle East, with some shipping delays and tighter availability of processing materials.

Ketjen outlook assumes increased volumes driven by expected high refinery utilization, as well as higher pricing driven primarily by Clean Fuel Technology (CFT) products.

Segment FY 2024E
Specialties net sales	$1.3 - $1.5 billion
Specialties adjusted EBITDA	$270 - $330 million
Ketjen net sales	$1.0 - $1.2 billion
Ketjen adjusted EBITDA	$130 - $150 million

Other Corporate Outlook Considerations
Albemarle expects its 2024 capital expenditures to be in the range of $1.6 billion to $1.8 billion, down from approximately $2.1 billion in 2023. This level of spending reflects a re-phasing of larger projects to focus on those that are significantly progressed, near completion and in startup.

Other Corporate FY 2024E
Capital expenditures	$1.6 - $1.8 billion
Depreciation and amortization	$580 - $660 million
Adjusted effective tax rate	27% - 28%
Corporate costs	$120 - $150 million
Interest and financing expenses	$180 - $220 million
Weighted-average common shares outstanding (diluted)	117.7 million

Total Corporate Outlook Considerations
The company’s full-year outlook has been constructed assuming the above Specialties, Ketjen and Corporate outlook considerations plus the three Energy Storage market price scenarios.

Total Corporate FY 2024E Including Energy Storage Scenarios
Observed market price case(a)	YE 2023	Q4 2023 average	H2 2023 average
Average lithium market price ($/kg LCE)(a)	~$15	~$20	~$25
Net sales	$5.5 - $6.2 billion	$6.1 - $6.8 billion	$6.9 - $7.6 billion
Adjusted EBITDA(b)(c)	$0.9 - $1.2 billion	$1.6 - $1.8 billion	$2.3 - $2.6 billion

(a)    Price represents blend of relevant Asia and China market indices for the periods referenced.
(b)    The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. See “Additional Information regarding Non-GAAP Measures” for more information.
(c)    Presented under updated adjusted EBITDA definition as of 2024. FY23 adjusted EBITDA under updated definition would be $3.6B. See Non-GAAP Reconciliations for further details.

Cash Flow and Capital Deployment
Cash from operations of $1.3 billion for the year ended December 31, 2023 decreased $747.6 million compared to the prior year period. This was driven by lower adjusted EBITDA and working capital changes that were primarily due to increases in receivables and inventories from higher lithium pricing, partially offset by increased dividends received from equity investments. Capital expenditures of $2.1 billion were in-line with previous outlook and increased by $887.6 million versus the prior year period as the company invested in Energy Storage and Specialties capacity to support growth.

Capital spend is focused on high return projects to expand Albemarle’s global portfolio of conversion capacity and world-class resources, as well as productivity and cost savings initiatives. At the end of 2023, the Meishan lithium conversion facility reached mechanical completion. Primary 2024 capital activities will include commissioning the Meishan lithium conversion facility; completing commissioning activities for trains 1 and 2 at the Kemerton lithium conversion facility and focusing construction on train 3; and prioritizing permitting activities at the Kings Mountain spodumene resource.

Albemarle’s primary capital allocation priorities are to invest in organic opportunities to drive profitable growth, maintain its financial flexibility and investment grade credit rating, and fund its dividend.

Balance Sheet and Liquidity
As of December 31, 2023, Albemarle had estimated liquidity of approximately $1.9 billion, including $889.9 million of cash and equivalents, $880.0 million available under its revolver and $104 million available on other credit lines.

On February 9, 2024, Albemarle completed an amendment to its credit agreement to ensure on-going financial flexibility. The amendment uses an updated adjusted EBITDA definition in the company’s financial covenant, which includes Talison equity income on a pre-tax basis. This presentation more closely represents the materiality and financial contribution of the strategic investment in Talison, smooths the impact of price variations and inventory timing, and more closely represents a measure of EBITDA.

Earnings Call

Date:	Thurs., Feb. 15, 2024
Time:	9:00 AM Eastern time
Dial-in (U.S.):	+1 888-330-2007
Dial-in (International):	+1 646-960-0105
Passcode:	5205664

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle
Albemarle Corporation (NYSE: ALB) leads the world in transforming essential resources into critical ingredients for mobility, energy, connectivity, and health. We partner to pioneer new ways to move, power, connect and protect with people and planet in mind. A reliable and high-quality global supply of lithium and bromine allow us to deliver advanced solutions for our customers. Learn more about how the people of Albemarle are enabling a more resilient world at albemarle.com and on X (formerly Twitter) @AlbemarleCorp.

Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, Securities and Exchange Commission (“SEC”) filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements
This press release contains statements concerning our expectations, anticipations and beliefs regarding the future, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties, often contain words such as “anticipate,” “believe,” “estimate,” “expect,” “guidance,” “intend,” “may,” “outlook,” “scenario,” “should,” “would,” and “will”. Forward-looking statements may include statements regarding: our 2024 company and segment outlooks, including expected market pricing of lithium and spodumene and other underlying assumptions and outlook considerations; expected capital expenditure amounts and the corresponding impact on cash flow; market pricing of lithium carbonate equivalent and spodumene; anticipated timing of the commissioning of the Meishan, China lithium conversion facility; plans and expectations regarding other projects and activities, cost reductions and accounting charges, and all other information relating to matters that are not historical facts. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include: changes in economic and business conditions; financial and operating performance of customers; timing and magnitude of customer orders; fluctuations in lithium market prices; production volume shortfalls; increased competition; changes in product demand; availability and cost of raw materials and energy; technological change and development; fluctuations in foreign currencies; changes in laws and government regulation; regulatory actions, proceedings, claims or litigation; cyber-security breaches, terrorist attacks, industrial accidents or natural disasters; political unrest; changes in inflation or interest rates; volatility in the debt and equity markets; acquisition and divestiture transactions; timing and success of projects; performance of Albemarle’s partners in joint ventures and other projects; changes in credit ratings; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are filed with the SEC and available on the investor section of Albemarle’s website (investors.albemarle.com) and on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net sales	$2,356,165	$2,620,978	$9,617,203	$7,320,104
Cost of goods sold	3,060,217	1,619,659	8,431,294	4,245,517
Gross profit	(704,052)	1,001,319	1,185,909	3,074,587
Selling, general and administrative expenses	194,251	148,156	919,493	524,145
Research and development expenses	22,753	20,154	85,725	71,981
(Gain) loss on change in interest in properties/sale of business, net	(71,190)	—	(71,190)	8,400
Operating profit	(849,866)	833,009	251,881	2,470,061
Interest and financing expenses	(34,386)	(24,039)	(116,072)	(122,973)
Other (expenses) income, net	(36,699)	54,119	110,929	86,356
(Loss) income before income taxes and equity in net income of unconsolidated investments	(920,951)	863,089	246,738	2,433,444
Income tax expense	118,878	24,102	430,277	390,588
(Loss) income before equity in net income of unconsolidated investments	(1,039,829)	838,987	(183,539)	2,042,856
Equity in net income of unconsolidated investments (net of tax)	436,537	322,799	1,854,082	772,275
Net (loss) income	(603,292)	1,161,786	1,670,543	2,815,131
Net income attributable to noncontrolling interests	(14,388)	(29,341)	(97,067)	(125,315)
Net (loss) income attributable to Albemarle Corporation	$(617,680)	$1,132,445	$1,573,476	$2,689,816
Basic (loss) earnings per share:	$(5.26)	$9.67	$13.41	$22.97
Diluted (loss) earnings per share:	$(5.26)	$9.60	$13.36	$22.84

Weighted-average common shares outstanding – basic	117,354	117,160	117,317	117,120
Weighted-average common shares outstanding – diluted	117,354	117,925	117,766	117,793

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$889,900	$1,499,142
Trade accounts receivable	1,213,160	1,190,970
Other accounts receivable	509,097	185,819
Inventories	2,161,287	2,076,031
Other current assets	443,475	234,955
Total current assets	5,216,919	5,186,917
Property, plant and equipment	12,233,757	9,354,330
Less accumulated depreciation and amortization	2,738,553	2,391,333
Net property, plant and equipment	9,495,204	6,962,997
Investments	1,369,855	1,150,553
Other assets	297,087	250,558
Goodwill	1,629,729	1,617,627
Other intangibles, net of amortization	261,858	287,870
Total assets	$18,270,652	$15,456,522
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable to third parties	$1,537,859	$1,533,624
Accounts payable to related parties	550,186	518,377
Accrued expenses	544,835	505,894
Current portion of long-term debt	625,761	2,128
Dividends payable	46,666	46,116
Income taxes payable	255,155	134,876
Total current liabilities	3,560,462	2,741,015
Long-term debt	3,541,002	3,214,972
Postretirement benefits	26,247	32,751
Pension benefits	150,312	159,571
Other noncurrent liabilities	769,100	636,596
Deferred income taxes	558,430	480,770
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,174	1,172
Additional paid-in-capital	2,952,517	2,940,840
Accumulated other comprehensive loss	(528,526)	(560,662)
Retained earnings	6,987,015	5,601,277
Total Albemarle Corporation shareholders’ equity	9,412,180	7,982,627
Noncontrolling interests	252,919	208,220
Total equity	9,665,099	8,190,847
Total liabilities and equity	$18,270,652	$15,456,522

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Year Ended
	December 31,
	2023	2022
Cash and cash equivalents at beginning of year	$1,499,142	$439,272
Cash flows from operating activities:
Net income	1,670,543	2,815,131
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	429,944	300,841
(Gain) loss on change in interest in properties/sale of business, net	(71,190)	8,400
Inventory net realizable value adjustment	604,099	—
Stock-based compensation and other	36,545	30,474
Equity in net income of unconsolidated investments (net of tax)	(1,854,082)	(772,275)
Dividends received from unconsolidated investments and nonmarketable securities	2,000,862	801,239
Pension and postretirement benefit	(1,658)	(52,254)
Pension and postretirement contributions	(17,866)	(16,112)
Unrealized gain on investments in marketable securities	39,864	3,279
Loss on early extinguishment of debt	—	19,219
Deferred income taxes	100,877	93,339
Changes in current assets and liabilities, net of effects of acquisitions and divestitures:
(Increase) in accounts receivable	(350,655)	(786,121)
(Increase) in inventories	(962,924)	(1,609,642)
(Increase) in other current assets	(171,870)	(104,655)
(Decrease) increase in accounts payable to third parties	(315,220)	816,194
Increase in accounts payable to related parties	31,809	470,878
Increase (decrease) in accrued expenses and income taxes payable	253,518	(201,356)
Non-cash transfer of 40% value of construction in progress of Kemerton plant to MRL	17,297	122,682
Other, net	(114,572)	(31,412)
Net cash provided by operating activities	1,325,321	1,907,849
Cash flows from investing activities:
Acquisitions, net of cash acquired	(426,228)	(162,239)
Capital expenditures	(2,149,281)	(1,261,646)
Sales of marketable securities, net	(204,451)	1,942
Investments in equity and other corporate investments	(1,200)	(706)
Net cash used in investing activities	(2,781,160)	(1,422,649)
Cash flows from financing activities:
Proceeds from borrowings of credit agreements	356,047	1,964,216
Repayments of long-term debt and credit agreements	(28,862)	(705,000)
Other borrowings (repayments), net	617,014	(391,662)
Fees related to early extinguishment of debt	—	(9,767)
Dividends paid to shareholders	(187,188)	(184,429)
Dividends paid to noncontrolling interests	(105,631)	(44,208)
Proceeds from exercise of stock options	190	2,783
Withholding taxes paid on stock-based compensation award distributions	(27,468)	(13,338)
Other	(191)	(6,708)
Net cash provided by financing activities	623,911	611,887
Net effect of foreign exchange on cash and cash equivalents	222,686	(37,217)
(Decrease) increase in cash and cash equivalents	(609,242)	1,059,870
Cash and cash equivalents at end of period	$889,900	$1,499,142

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net sales:
Energy Storage	$1,675,088	$1,980,795	$7,078,998	$4,660,945
Specialties	339,623	404,637	1,482,425	1,759,587
Ketjen	341,454	235,546	1,055,780	899,572
Total net sales	$2,356,165	$2,620,978	$9,617,203	$7,320,104

Adjusted EBITDA:
Energy Storage	$(338,287)	$1,178,853	$2,407,393	$3,032,260
Specialties	29,841	93,784	298,506	527,318
Ketjen	31,288	(2,605)	103,872	28,732
Total segment adjusted EBITDA	(277,158)	1,270,032	2,809,771	3,588,310
Corporate	(37,829)	(26,280)	(43,486)	(112,453)
Total adjusted EBITDA	$(314,987)	$1,243,752	$2,766,285	$3,475,857

See accompanying non-GAAP reconciliations below.

Additional Information regarding Non-GAAP Measures

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and other post-employment benefit (“OPEB”) items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA (on a consolidated basis), EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA (on a consolidated basis), which are non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted net income attributable to Albemarle Corporation is defined as net income before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. EBITDA is defined as net income attributable to Albemarle Corporation before interest and financing expenses, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended				Year Ended
	December 31,				December 31,
	2023		2022		2023		2022
In thousands, except percentages and per share amounts	$	% of net sales	$	% of net sales	$	% of net sales	$	% of net sales
Net (loss) income attributable to Albemarle Corporation	$(617,680)		$1,132,445		$1,573,476		$2,689,816
Add back:
Non-operating pension and OPEB items (net of tax)	(8,107)		(30,168)		(6,966)		(42,189)
Non-recurring and other unusual items (net of tax)	16,262		(85,400)		226,356		(61,377)
Adjusted net (loss) income attributable to Albemarle Corporation	$(609,525)		$1,016,877		$1,792,866		$2,586,250
Lower of cost or net realizable value (LCM)	604,099		—		604,099		—
Tax valuation allowance expense (TVA)	223,000		—		223,000		—
Adjusted net income attributable to Albemarle Corporation, excluding LCM and TVA	$217,574		$1,016,877		$2,619,965		$2,586,250

Adjusted diluted (loss) earnings per share	$(5.19)		$8.62		$15.22		$21.96
Adjusted diluted earnings per share, excluding LCM and TVA	$1.85		$8.62		$22.25		$21.96

Weighted-average common shares outstanding – diluted	117,354		117,925		117,766		117,793

Net (loss) income attributable to Albemarle Corporation	$(617,680)	(26.2)%	$1,132,445	43.2%	$1,573,476	16.4%	$2,689,816	36.7%
Add back:
Interest and financing expenses	34,386	1.5%	24,039	0.9%	116,072	1.2%	122,973	1.7%
Income tax expense	118,878	5.0%	24,102	0.9%	430,277	4.5%	390,588	5.3%
Depreciation and amortization	144,143	6.1%	85,561	3.3%	429,944	4.5%	300,841	4.1%
EBITDA	(320,273)	(13.6)%	1,266,147	48.3%	2,549,769	26.5%	3,504,218	47.9%
Non-operating pension and OPEB items	(9,804)	(0.4)%	(41,687)	(1.6)%	(7,971)	(0.1)%	(57,032)	(0.8)%
Non-recurring and other unusual items	15,090	0.6%	19,292	0.7%	224,487	2.3%	28,671	0.4%
Adjusted EBITDA	$(314,987)	(13.4)%	$1,243,752	47.5%	$2,766,285	28.8%	$3,475,857	47.5%
Lower of cost or net realizable value (LCM)	604,099	25.6%	—	—%	604,099	6.3%	—	—%
Adjusted EBITDA, excluding LCM	$289,112	12.3%	$1,243,752	47.5%	$3,370,384	35.0%	$3,475,857	47.5%

Net sales	$2,356,165		$2,620,978		$9,617,203		$7,320,104

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other (expenses) income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
MTM actuarial gain	$(10,174)	$(36,989)	$(10,174)	$(36,989)
Interest cost	8,859	5,814	35,950	23,497
Expected return on assets	(8,489)	(10,512)	(33,747)	(43,540)
Total	$(9,804)	$(41,687)	$(7,971)	$(57,032)

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Acquisition and integration related costs(1)	$0.03	$0.05	$0.18	$0.11
Goodwill impairment(2)	0.05	—	0.05	—
(Gain) loss on change in interest in properties, net(3)	(0.40)	—	(0.40)	0.07
Mark-to-market loss (gain) on public equity securities(4)	0.51	0.04	0.29	(0.03)
Loss on extinguishment of debt(5)	—	—	—	0.13
Legal accrual(6)	—	—	1.82	—
Other(7)	(0.04)	0.05	(0.01)	0.05
Tax related items(8)	(0.01)	(0.86)	(0.01)	(0.85)
Total non-recurring and other unusual items	$0.14	$(0.72)	$1.92	$(0.52)

(1)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three months and year ended December 31, 2023 of $5.1 million and $26.8 million ($4.0 million and $20.8 million after income taxes, or $0.03 and $0.18 per share), respectively, and for the three months and year ended December 31, 2022 of $7.0 million and $16.3 million ($5.4 million and $12.6 million after income taxes, or $0.05 and $0.11 per share), respectively.

(2)Goodwill impairment charge of $6.8 million ($5.3 million after taxes, or $0.05 per share) recorded in Selling, general and administrative expenses during the three months and year ended December 31, 2023 related to our performance catalyst solutions (“PCS”) business.

(3)Included in (Gain) loss on change in interest in properties/sale of business, net for the three months and year ended December 31, 2023 is a gain of $71.2 million ($46.6 million after taxes, or $0.40 per share) resulting from the restructuring of the MARBL joint venture with Mineral Resources Limited. Included in (Gain) loss on change in interest in properties/sale of business, net for the year ended December 31, 2022 is an expense of $8.4 million ($0.07 per share after no income tax impact) related to a post-measurement period Wodgina acquisition purchase price adjustment for a revised estimate of the obligation to construct the lithium hydroxide conversion assets in Kemerton due to anticipated cost overruns from supply chain, labor and COVID-19 pandemic related issues.

(4)Losses of $79.1 million and $44.7 million ($59.6 million and $34.4 million after income taxes, or $0.51 and $0.29 per share) recorded in Other (expenses) income, net for the three months and year ended December 31, 2023, respectively, resulting from the net change in fair value of investments in public equity securities. The three months and year ended December 31, 2022 included losses (gains) of $6.3 million and ($4.3) million ($5.0 million and ($3.4) million after income taxes, or $0.04 and ($0.03) per share) for these changes in fair value of investments in public equity securities.

(5)Included in Interest and financing expenses for the year ended December 31, 2022 is a loss on early extinguishment of debt of $19.2 million ($14.9 million after income taxes, or $0.13 per share), representing the tender premiums, fees, unamortized discounts, unamortized deferred financing costs and accelerated amortization of associated interest rate swap from the redemption of the $425 million senior notes originally due in 2024 using the proceeds from the issuance of $1.7 billion in senior notes in May 2022.

(6)Loss of $218.5 million ($1.82 per share after no income tax impact) recorded in Selling, general and administrative expenses during the year ended December 31, 2023 resulting from agreements to resolve a previously disclosed legal matter with the U.S. Department of Justice and the SEC related to conduct in our Ketjen business prior to 2018.

(7)Other adjustments for the three months ended December 31, 2023 included amounts recorded in:
•Cost of goods sold - $15.1 million loss recorded to settle an arbitration matter with a regulatory agency in Chile, partially offset by a $4.1 million gain from an updated cost estimate of an environmental reserve at a site not part of our operations.
•SG&A - $1.4 million of various expenses including for certain legal costs, separation and other severance costs to employees in Corporate and facility closure expenses related to offices in Germany.
•Other (expenses) income, net - $8.4 million gain from PIK dividends of preferred equity in a Grace subsidiary, $5.5 million of gains from the sale of investments and the write-off of certain liabilities no longer required and $3.0 million of a gain resulting from the adjustment of indemnification related to previously disposed businesses.
After income taxes, these net gains totaled $4.7 million, or $0.04 per share.

Other adjustments for the year ended December 31, 2023 included amounts recorded in:
•Cost of goods sold - $15.1 million loss recorded to settle an arbitration matter with a regulatory agency in Chile, partially offset by a $4.1 million gain from an updated cost estimate of an environmental reserve at a site not part of our operations.
•SG&A - $9.5 million of separation and other severance costs to employees in Corporate and the Ketjen business primarily paid out during 2023, $2.3 million of facility closure expenses related to offices in Germany, $1.9 million of charges primarily for environmental reserves at sites not part of our operations and $1.8 million of various expenses including for certain legal costs and shortfall contributions for a multiemployer plan financial improvement plan.
•Other (expenses) income, net - $19.3 million gain from PIK dividends of preferred equity in a Grace subsidiary, a $7.3 million gain resulting from insurance proceeds of a prior legal matter and $5.5 million of gains from the sale of investments and the write-off of certain liabilities no longer required, partially offset by $3.6 million of charges for asset retirement obligations at a site not part of our operations and $0.9 million of a loss resulting from the adjustment of indemnification related to previously disposed businesses.
After income taxes, these charges totaled $1.4 million, or $0.01 per share.

Other adjustments for the three months ended December 31, 2022 included amounts recorded in:
•Selling, general and administrative expenses - $2.6 million of shortfall contributions for our multiemployer plan financial improvement plan and $1.2 million primarily related to facility closure expenses of offices in Germany.
•Other (expenses) income, net - $4.3 million loss resulting from the adjustment of indemnification related to previously disposed businesses, partially offset by a $2.0 million gain relating to the adjustment of an environmental reserve at non-operating businesses we had previously divested.
After income taxes, these net charges totaled $5.4 million, or $0.05 per share.

Other adjustments for the year ended December 31, 2022 included amounts recorded in:

•Cost of goods sold - $2.7 million of expense related to one-time retention payments for certain employees during the Catalysts strategic review and business unit realignment, and $0.5 million related to the settlement of a legal matter resulting from a prior acquisition.
•Selling, general and administrative expenses - $4.3 million related to facility closure expenses of offices in Germany, $2.8 million of charges for environmental reserves at sites not part of our operations, $2.8 million of shortfall contributions for our multiemployer plan financial improvement plan, $1.9 million of expense primarily related to one-time retention payments for certain employees during the Catalysts strategic review, partially offset by $4.3 million of gains from the sale of legacy properties not part of our operations.
•Other income (expenses), net - $3.0 million gain from the reversal of a liability related to a previous divestiture, a $2.0 million gain relating to the adjustment of an environmental reserve at non-operating businesses we had previously divested and a $0.6 million gain related to a settlement received from a legal matter in a prior period, partially offset by a $3.2 million loss resulting from the adjustment of indemnification related to previously disposed businesses.
After income taxes, these net charges totaled $6.7 million, or $0.05 per share.

(8)    Included in Income tax expense for the three months and year ended December 31, 2023 are discrete net tax benefits of $1.3 million, or $0.01 per share, and $1.0 million, or $0.01 per share, respectively. The net benefits primarily related to foreign return to provisions, partially offset by an uncertain tax position in Chile and excess tax benefits realized from stock-based compensation arrangements.

    Included in Income tax expense for the three months and year ended December 31, 2022 are discrete net tax benefits of $101.2 million, or $0.86 per share, and $100.5 million, or $0.85 per share, respectively. The net benefit for the three months and full year 2022 was primarily related to the reversal of a valuation allowance in Australia. In addition, the three months includes a tax benefit for global intangible low-taxed income and net discrete tax benefits related to excess tax benefits realized from stock-based compensation arrangements and domestic and foreign return to provisions. The discrete net benefit for the full year 2022 also includes withholding taxes, and domestic and foreign return to provisions, partially offset by a benefit for excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	Income (loss) before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended December 31, 2023:
As reported	$(920,951)	$118,878	(12.9)%
Non-recurring, other unusual and non-operating pension and OPEB items	5,286	(2,869)
As adjusted	$(915,665)	$116,009	(12.7)%

Three months ended December 31, 2022:
As reported	$863,089	$24,102	2.8%
Non-recurring, other unusual and non-operating pension and OPEB items	(22,394)	93,174
As adjusted	$840,695	$117,276	14.0%

Year ended December 31, 2023:
As reported	$246,738	$430,277	174.4%
Non-recurring, other unusual and non-operating pension and OPEB items	216,516	(2,874)
As adjusted	$463,254	$427,403	92.3%

Year ended December 31, 2022:
As reported	$2,433,444	$390,588	16.1%
Non-recurring, other unusual and non-operating pension and OPEB items	(8,821)	94,424
As adjusted	$2,424,623	$485,012	20.0%

As noted above, beginning in 2024, the company will change its definition of adjusted EBITDA for financial accounting purposes. The updated definition includes Albemarle’s share of the pre-tax earnings of the Talison joint venture, whereas the prior definition included Albemarle’s share of Talison earnings net of tax. See below for a reconciliation of adjusted EBITDA (on a consolidated basis), the non-GAAP financial measure, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP, both as reported and as if it were presented under the new definition for the year ended December 31, 2023.

	Year ended December 31, 2023
	As Reported	As Adjusted - 2024 Definition
Net income attributable to Albemarle Corporation	$1,573,476	$1,573,476
Depreciation and amortization	429,944	429,944
Interest and financing expenses	116,072	116,072
Income tax expense	430,277	430,277
Proportionate share of Windfield Holdings income tax expense		785,824
Gain on sale of business/interest in properties, net	(71,190)	(71,190)
Acquisition and integration related costs	26,767	26,767
Goodwill impairment	6,765	6,765
Non-operating pension and OPEB items	(7,971)	(7,971)
Mark-to-market gain on public equity securities	44,732	44,732
Legal accrual	218,510	218,510
Other	(1,097)	(1,097)
Total adjusted EBITDA	$2,766,285	$3,552,109